Exhibit 99.1

Tumbleweed Stockholders Approve Merger with Axway Inc.

Redwood City, Calif.—August 8, 2008—Tumbleweed® Communications Corp. (Nasdaq: TMWD) announced that at a special meeting of stockholders held today, the stockholders of Tumbleweed approved and adopted the Agreement and Plan of Merger, dated June 5, 2008, by and between Tumbleweed and Axway, Inc., an indirect wholly owned subsidiary of Sopra Group SA.  As previously announced, consummation of the transaction is expected during the third quarter, subject to the satisfaction of various other closing conditions, including the expiration of the review process under Exon-Florio.

Tumbleweed Relocates Headquarters

Effective immediately, Tumbleweed has relocated its headquarters to:
1600 Seaport Blvd.
Suite 400, South Building
Redwood City, CA 94063
Telephone:    650-216-2000
Toll-free:       877-988-6253
Driving directions are available at www.tumbleweed.com

About Tumbleweed

Tumbleweed Communications Corp. (NASDAQ:TMWD), an industry leader in managed file transfer, email security and identity validation, provides enterprise-class solutions to organizations of all sizes. Tumbleweed’s innovative products enable organizations to effectively manage and protect business-critical Internet communications, with capabilities that span secure file transfer, encryption, data loss prevention, and email security. Tumbleweed has approximately 3,500 customers worldwide, including blue-chip companies across an array of industries such as Technology, Retail, Finance, Healthcare, Manufacturing, Consumer Packaged Goods, Telecom, Energy, and the U.S. Government. The world’s most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Our award-winning products build on 15 years of R&D and 31 security patents in the U.S. alone – many of which are licensed by other security vendors. More information can be found at www.tumbleweed.com.

Tumbleweed, SecureTransport, Secure Messenger and MailGate are either registered trademarks or trademarks of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that could cause actual results to differ materially from those currently expected, particularly with respect to the consummation of the merger. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Proxy Statement for the 2008 Annual Meeting of Stockholders on Form 14A, the Form 10-K filed March 17, 2008 and such filings for the periods referred to above, to be filed subsequently. Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Contact:
Tumbleweed Communications Corp.
Matt Clawson 949-474-4300 (Investor Relations)
matt@allencaron.com
or
SHIFT Communications
Dan Gould, 415-591-8428 (Media Relations)
dgould@shiftcomm.com